FOR IMMEDIATE RELEASE              Contact:          Peter R. Kent
                                                     Chief Operating Officer
                                                     Chief Financial Officer
                                                     GKN Holding Corp.
                                                      (212) 208-6647



Stockholders  of GKN  Holding  Corp.  Approve  Name  Change And  Re-elect  Three
Directors
_____________________________________________________________________________
New York, New York, July 15, 1998 -- Stockholders of GKN Holding Corp., parent of GKN Securities and Southeast Research Partners, today approved a change in the Company's name to Research Partners International, Inc. and re-elected to its board of directors Peter R. Kent, Peter R. McMullin and John P. Margaritis.

The Company recently expanded its business mission and is now intent on building a relationship-based, research-driven investment bank for small- and mid-cap companies. The new name reflects this change and the central role of its Southeast Research Partners subsidiary. Boca Raton-based Southeast Research Partners has built a national clientele among leading money managers on the power of the research product produced by its growing staff, which includes several former Institutional Investor All-Star analysts. The unit's overall investment record has produced superior returns and analysts have been cited in independent surveys for their forecasting and stock picking abilities.

The Company's executives said that, pending regulatory approvals, its three U.S. broker-dealer subsidiaries will be consolidated into one unit and that new capabilities are being added, notably in private placements, fixed income trading and underwriting, as the firm moves to grow its corporate finance practice among small- and mid- cap companies.

Research Partners International, Inc., through its four primary operating subsidiaries, GKN Securities Corp., Southeast Research Partners, Inc., Shochet Securities, Inc. and GKN Securities AG is primarily engaged in institutional research, investment banking, securities brokerage and securities trading, with an emphasis on small and mid-capitalization companies. Headquartered in New York City, the Company maintains operations in New York, Florida, Connecticut, Massachusetts and Zurich, Switzerland.

This press release contains forward-looking statements by the Company that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC, including its annual report on Form-10K for the fiscal year ended January 31, 1997 and its Registration Statement on Form S-1, as amended.



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